Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David A. Slack, Chief Financial Officer Barry R. Hollingsworth, Investor Relations (708) 867-9600

Stratos International Unveils Future Direction
Reduces Workforce

CHICAGO, Jan 25, 2005 — Stratos International, Inc. (Nasdaq: STLW), a leading provider of optoelectronic, fiber optic, and radio frequency (RF) and microwave components, today announced that it has concluded the process initiated in May of 2004 to explore various strategic alternatives for the Company to maximize shareholder value, and has adopted broad companywide plans to enhance its strategic and operational direction. As part of the plan, the Company is making a strategic reduction of its workforce in order to allow it to compete more effectively in its markets.

The Company will restructure into four product groups. The Trompeter/Semflex group based in Mesa, Arizona and the Military Optics group based in Melbourne, Florida will report to Joe Norwood, Executive Vice President. The Chicago Optics group and the UK Fiber Optics group in Haverhill, England will report to Richard Durrant, Executive Vice President.

The restructuring affects approximately 45 people, or about 20 percent of the company’s workforce in Chicago, and will result in annual cost savings of approximately $4 million. As a result of the reorganization, which affected predominantly management and overhead, the Company expects to incur a one-time charge of approximately $2 million for severance and related costs in the third quarter of fiscal year 2005.

By taking this action, the Company plans to balance the long-term needs of the organization with a cost structure more in line with the current scale of the business. A key objective of the cost reduction and restructuring is to reduce corporate overhead expenses and increase the Company’s focus and responsiveness to customer requirements.

In May 2004, the Company announced that it had retained CIBC World Markets Corp. as its exclusive financial advisor to explore various strategic alternatives to maximize shareholder value, including the possible sale of the Company. During the intervening period, a broad array of alternatives was thoroughly evaluated. The Company concluded that the best course for enhancing shareholder value is to dedicate its focus on restructuring its existing organization.

“Over the past several months, we’ve made a thorough analysis of our business model and cost structure to identify inefficiencies in our overhead structure. More importantly, we have simplified our organization by consolidating numerous management roles and have established the basis for improved operational performance. We have flattened the organization to bring managers closer to customers and to one another,” said Andy Harris, President and Chief Executive Officer of Stratos International.

“These decisions are always difficult, but it became clear to us that we needed to make further cost reductions. However, we have approached these changes very strategically, and we believe they will provide the company not only with the opportunity to achieve profitability but also to continue to position the company for long term growth,” Mr. Harris noted.

“The team at CIBC was an extremely valuable partner in providing strategic counsel to our company throughout this process. At this time, the best interests of our stockholders will be served through restructuring our business in a way that achieves a profitable position. We can accomplish this objective by leveraging an excellent and dedicated employee base, building on strong long-term customer relationships, and focusing on flawless execution,” said Mr. Harris.

ABOUT STRATOS INTERNATIONAL

Stratos International, Inc. is a leading designer, developer and manufacturer of active and passive optical, optoelectronic, RF and Microwave components, subsystems and interconnect products used in telecom, enterprise, military and video markets.

Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed the Company to amass a broad range of products and build a strong IP portfolio of more than 100 patents. The Company is a market leader in several niches including specialty optical products such as RJ and low rider transceivers, Media Interface Adapters, flex circuits, as well as high performance RF and microwave coax and triax interconnect products. The Company currently serves more than 400 active customers in telecom, military and video markets.

This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the Company’s dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in the Company’s annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos International at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996. Website: http://www.stratoslightwave.com.